EXHIBIT 24 (b) (4) (b)

                    FORM OF GUARANTEED MINIMUM PAYMENT RIDER


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                        GUARANTEED MINIMUM PAYMENT RIDER

OVERVIEW
This rider is an optional rider issued as part of the contract to which it is attached. The rider provides a Guaranteed Minimum Payment Amount if the Variable Annuity Payment falls below the Guaranteed Minimum Payment Amount on the Payment Calculation Date. Except as otherwise stated in this rider, it is subject to all of the provisions of the contract.

CONTRACT NUMBER:                     [13000000]

PERCENTAGE GUARANTEE:                [100%]

GUARANTEE DURATION:                  [7 YEARS]

GUARANTEED MINIMUM PAYMENT AMOUNT
The Guaranteed Minimum Payment Amount is the minimum amount payable on each Payment Calculation Date. This amount will not change unless:

   (a) a withdrawal is made from the contract; or

   (b) upon the death of an Annuitant or Joint Annuitant under payment options C or D, the Survivor Percentage, as shown on the Schedule Page, is less than 100%.

CALCULATION OF THE GUARANTEED MINIMUM PAYMENT AMOUNT
The Guaranteed Minimum Payment Amount is calculated on the Contract Date by multiplying (a) by (b) by (c) where:

   (a) is the premium allocated to the Subaccount(s);

   (b) is the variable payment option rate; and

   (c) is the Percentage Guarantee.

SUBACCOUNT(S)
[Scudder VIT Equity 500 Index Fund]

The Fixed Income Allocation is not available under this rider. We reserve the right to limit the number of Subaccount(s) available. We have the right to add and/or substitute Subaccounts of the Separate Account subject to approval by the Securities and Exchange Commission and, where required, other regulatory authority.

TRANSFERS AMONG SUBACCOUNTS
You may only transfer among the Subaccount(s) if there are two or more listed in the Subaccount(s) provision of this rider.

CHANGING REMAINING PERIOD CERTAIN RESTRICTION
If You have chosen Payment Option E - Annuity for a Specified Period Certain under the contract, You may not change the remaining period certain while this rider is in effect.

WITHDRAWALS
The Guaranteed Minimum Payment Amount following a withdrawal will be reduced by the same percentage as the percentage of the Commuted Value withdrawn from the contract.

If You withdraw the entire Commuted Value from the contract, the Guaranteed Minimum Payment Amount will be zero.

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TERMINATION
You may not terminate this rider by request. This rider will terminate on the first of any of the following events to occur:

   (a) expiration of the Guarantee Duration following the Annuity Start Date;
   (b) the entire Commuted Value is withdrawn from the contract; and
   (c) termination of the contract to which this rider is attached.



                         PHL Variable Insurance Company

                                /s/ Dona D. Young

                [Chairman, President and Chief Executive Officer]


IR30